Exhibit 10.4
Certain information contained in this exhibit has been redacted where indicated because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

McGraw Hill Education 1325 Avenue of the Americas New York, New York 10019

June 3, 2020
Simon Allen
[redacted]

Dear Simon,
We are pleased to confirm your role as Chief Executive Officer, McGraw Hill Education, the terms and conditions of which are set forth below. We will present you with an employment agreement confirming the terms and conditions of this offer, which will supersede and replace your Employment Contract dated February 23, 2018 and amended March 13, 2019.
This offer is contingent on successfully obtaining an L1 visa making you eligible to live and work in the United States. Recognizing that the United States visa application and approval process may take months to conclude, you will execute your job responsibilities from your current location until you receive the appropriate approvals on the L1 visa. After the governmental travel restrictions have been lifted, you will resume traveling to United States on a regular basis while your visa application is being processed. You will remain on the UK payroll and benefits system until you relocate to the United States. After you relocate, you will be paid on the U.S. payroll and be eligible for health and welfare benefits offered to U.S. based employees . Additionally, you will be placed on a global health plan administered by Aetna, which will ensure global coverage regardless of where you travel in the world. Although the Company will pay for this benefit, this is considered taxable compensation, and the Company will gross up this benefit to ensure the premium incurs no financial impact to you.
The terms of the offer for the role of CEO are as follows:

Job Title	Chief Executive Officer, McGraw Hill Education
Company	McGraw Hill LLC
Based	New York, NY
Start Date	May 4, 2020
Base Salary	$1,000,000 USO (while on the UK payroll, this amount will be converted to and paid in GBP)
Allowance (UK)	Discontinued and subsumed into Base Salary

Allowance (US)	Housing stipend of $10,000 USD per month for twelve months starting on the day of relocation to the United States
2020 AIP Target Bonus	100% of Base Salary

Until your relocation to the United States, your base salary has been recalibrated to GBP 811,525, based on current exchange rate and this is the amount of your base salary until you move to the US payroll.
Additionally, effective as of the start date, the UK allowance that had been paid to you as an Acting CEO will be discontinued, and your base salary of USD $1,000,000 (GBP 811,525) will constitute your full and total basic pay remuneration . Furthermore, as previously agreed, your base salary will be reduced by 30% from May 1, 2020 to July 31, 2020 as part of the Company’s response to managing the Coronavirus Pandemic and its impact on business performance.
You will be eligible for the Company’s Executive Separation Plan once you relocate to the United States, which provides for one year of base salary along with benefits continuation for one year. At that time, you will no longer be entitled to the severance provided by statute in the UK, and you agree that any separation pay you receive under the Company’s Executive Separation Plan will be inclusive of any entitlement based on your tenure as an employee of McGraw-Hill Education (U.K.) Limited. If you do not obtain the needed visa and are not able to relocate to the United States, you will not be able to participate in the Company’s Executive Separation Plan. However, if the Company terminates your employment for reasons other than misconduct, the Company will provide you with separation benefits that are equivalent to what is provided under the Executive Separation Plan and these will benefits will be inclusive of any statutory benefits provided for under the laws of the U.K. At the time of your separation from the Company, you will be entitled to be paid for 10.5 unused vacation days from your service in the UK.
Finally, you will receive annual tax preparation services from PWC for the length of your assignment and after your assignment ends or you are no longer employed by the Company to extent you need tax preparation related to tax filings in the US or UK caused by your assignment or employment with the Company.
The 2020 AIP Target Bonus amount represents your bonus potential and may not be the actual bonus you will receive. The payment of a discretionary bonus and the amount, if any, under the current plan is subject to the Company reaching certain financial and strategic objectives, as well as your own individual performance. You must be employed by McGraw Hill Education on the payout date in order to be eligible for a bonus award. Further details will be provided once available.
To signify your acceptance of these terms, please sign one copy of this letter and return it to Sheila O’Neill by email at [Redacted].
Simon, we are excited to have you as our leader at MH! Sincerely,
Sheila O’Neill
Chief Culture & Talent Officer
McGraw Hill Education
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